EXHIBIT 99.1


  NEWS RELEASE

                                                                JANUARY 29, 2004

FOR RELEASE AT 6:00 A.M. EST

NW NATURAL REPORTS EARNINGS FOR FOURTH QUARTER,
12 MONTHS ENDED DEC. 31, 2003

         PORTLAND, Ore. - Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported consolidated earnings applicable to common stock of $45.7 million for the fiscal year ended Dec. 31, 2003, compared to $41.5 million in 2002, Mark S. Dodson, president and chief executive officer, said Thursday.

         Earnings in 2003 were $1.76 a diluted share, compared to earnings of $1.62 a diluted share in 2002. The results for 2002 included charges equivalent to 33 cents a share relating to a terminated acquisition.

         "NW Natural finished strong in 2003, despite the effects of a weak economy and warm weather in much of the year," Dodson explained. "Continuing customer growth, earnings from our interstate storage segment, the successful result in our Oregon general rate case and our decoupling and weather normalization mechanisms all contributed to a strong fourth quarter and fiscal year and provide momentum going into 2004."

         For the quarter ended Dec. 31, 2003, NW Natural's consolidated earnings applicable to common stock were $21.7 million, up 22 percent from $17.8 million in the fourth quarter of 2002. Earnings for the fourth quarter were 83 cents a diluted share, up from 69 cents a diluted share last year.

         Dodson said that in 2003, besides achieving solid earnings, NW
Natural:

     o grew its customer base by more than 3 percent for the 17th year in a row, adding 18,083 customers to its gas distribution system during the year;

     o increased earnings from its business segment for interstate gas storage services from 14 cents a share in 2002 to 17 cents a share in 2003;

     o secured a permit for the construction of a major extension of its pipeline from the Mist Storage Field to the Portland metropolitan area


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          and completed the first 11.7-mile segment of the pipeline, below budget and on time for the 2003-04 heating season;

     o successfully completed its general rate case in Oregon with a result that included phased rate increases, the recovery of costs relating to its gas storage investments and higher operating expenses, and approval of a new weather normalization mechanism; and

     o paid dividends on common stock of $1.27 a share, making 2003 the 48th consecutive year in which the Company's dividend payments have increased.

Fourth Quarter Detail
---------------------

         Total gas deliveries in the fourth quarter were 350 million therms, up 7 percent from last year. Net utility margin, after allowances for demand charges and other items, was $89.4 million, 12 percent higher than last year's $80.0 million.

         Sales to residential and commercial customers in the fourth quarter of 2003 were 204 million therms, up 8 percent from last year despite slightly warmer weather. Weather for the fourth quarter was 7 percent warmer than average and 1 percent warmer than last year. The Company's new weather normalization mechanism in Oregon contributed $2.1 million of margin in the fourth quarter, equivalent to 5 cents a share, making up a significant portion of the weather-related margin loss. The mechanism was not effective until the middle of October, a month that was 28 percent warmer than average in NW Natural's service area (measured in degree-days) and 34 percent warmer than last year.

         Gas deliveries to industrial and electric generation customers in the fourth quarter were 146 million therms, up 6 percent from 137 million therms last year. Margin in these sectors in the fourth quarter was $10.1 million, up from $9.7 million last year. The higher deliveries and margin in the industrial market in the fourth quarter primarily reflect the addition of a large new customer and some rate design changes approved in the Oregon general rate case.

         Earnings from NW Natural's gas storage business segment in the fourth quarter of 2003 were $0.9 million, equivalent to 3 cents a diluted share, compared to $1.2 million or 4 cents a share in the fourth quarter of 2002. These results include income from interstate gas storage services as well as income from a contract with an independent trading company that seeks to optimize the use of NW Natural's assets by trading temporarily unused portions of its gas storage capacity and upstream pipeline transportation capacity. NW Natural provides gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers' requirements. Results from the gas storage segment were higher in the fourth quarter of 2002 due to a larger contribution of income in that quarter from the asset optimization contract.

         NW Natural completed the first phase of its South Mist Pipeline Extension (SMPE), an 11.7-mile segment from the Molalla gate station on the Williams-West interstate pipeline system to a point near Aurora, Ore., and put it into service in mid-November. This segment of the SMPE, which serves a rapidly growing section of the Company's service area, was instrumental in maintaining service to customers during a cold weather episode in the week of Jan. 5, 2004, when NW Natural set new records for daily gas sendout. Results for the fourth quarter include $0.6 million of deferred revenues for the recovery of costs relating to this pipeline segment, pursuant to the treatment of the SMPE in NW Natural's Oregon general rate case.

Fiscal Year Detail
------------------

         NW Natural earned $1.57 a diluted share from utility operations in 2003, compared to $1.76 a share from utility operations in 2002. In addition, the Company earned 17 cents a diluted share in 2003 from interstate gas storage operations, up from 14 cents a share in 2002; and 2 cents a diluted share from subsidiary and other non-utility operations, compared to a loss of 28 cents a share in 2002. The loss from non-utility operations in 2002 included charges equivalent to 33 cents a diluted share relating to NW Natural's effort to purchase Portland General Electric Company from Enron.

         NW Natural's total gas sales and transportation deliveries in 2003, excluding deliveries of gas stored for others, were 1.1 billion therms, down 2 percent from 2002. Net utility margin, after allowances for demand charges and other items, was $279 million, about the same as last year.

         Gas sales to residential and commercial customers in 2003 were 582 million therms, down about 1 percent from 2002. Weather in 2003 was 6 percent warmer than average and 7 percent warmer than 2002.

         Margin from the residential and commercial market sectors was $309 million, up 3 percent from $299 million in 2002. The negative impact of warmer weather was more than offset by the effects of rate increases and customer growth. The higher margin in 2003 reflects the full-year impact of rate increases effective in Oregon on Oct. 1, 2002, designed to recoup the margin lost due to changes in customers' consumption patterns. The higher margin also reflects rate increases effective Sept. 1, 2003, resulting from NW Natural's general rate case in Oregon. NW Natural had 578,150 customers at year-end 2003, up 3.2 percent from year-end 2002. The Company estimates that customer growth contributed 16 million therms to sales volumes and $6.7 million to margin revenues during the year.


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         Gas deliveries to industrial and electric generation customers in 2003 were 518 million therms, down 3 percent from last year. Margin from sales and transportation in these markets was $37.7 million, down about 17 percent from last year. Results for 2003 reflect weak economic conditions during the year, but also some cost-related changes in the design of industrial rates in the Oregon general rate case that reduced industrial margins. Results in 2002 included $4.5 million of margin, equivalent to 11 cents a share of earnings, from contracts for service to electric generation customers that expired at mid-year 2002.

         NW Natural earned $4.3 million from its gas storage business segment in 2003, compared to $3.6 million in 2002. In both cases the income is net of amounts shared with core utility customers.

         NW Natural's partial decoupling mechanism in Oregon contributed $3.5 million of margin in 2003, equivalent to 8 cents a diluted share of earnings, compared to $1.7 million of margin or 4 cents a share in 2002. The decoupling mechanism, approved by the Public Utility Commission of Oregon in the fall of 2002 as part of NW Natural's Conservation Tariff, was designed to recover lost margin due to changes in residential and commercial consumption patterns.

         NW Natural has a Purchased Gas Adjustment tariff in Oregon under which it absorbs 33 percent of any excess cost of gas, or retains 33 percent of any savings, both as compared to the gas commodity prices built into rates. The Company also retains 33 percent of the margin when it sells surplus gas commodity off-system, distributing 67 percent to its customers. NW Natural's share of the commodity savings and off-system margin realized from its gas purchasing program in 2003 contributed $5.2 million of margin for the year, equivalent to 12 cents a diluted share of earnings. Last year these factors contributed $11.7 million of margin, equivalent to 28 cents a share of earnings.

         Operations and maintenance expenses in 2003 were up $11.3 million, or 13 percent, over last year. The increase in O&M expenses included higher pension expense as determined under Statement of Financial Accounting Standards (SFAS) No. 87 ($3.1 million), as well as higher costs for health benefits ($0.9 million) and business risk insurance premiums ($0.9 million). The higher expenses in these three categories reduced earnings for the year by about 12 cents a share as compared to the equivalent expenses in 2002. Expenses in these categories at approximately their current levels were included in expenses for ratemaking purposes in NW Natural's Oregon general rate case.

Updated Outlook for 2004
------------------------

         NW Natural's chief financial officer, Bruce R. DeBolt, confirmed the Company's prior estimate that its earnings in 2004 will be in the range of $1.85


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to $2.00 a share. He explained that the estimate assumes average weather conditions, although NW Natural's weather normalization mechanism in Oregon should continue to reduce the impact of weather variations on its results from utility operations.

Dividends Declared
------------------

         The Board of Directors of NW Natural has declared a quarterly dividend of 32.5 cents a share on the Company's common stock. The dividends will be paid on Feb. 13, 2004, to shareholders of record on Jan. 30, 2004.

Conference Call Arrangements
----------------------------

         As previously reported, NW Natural will conduct a conference call and Webcast starting at 11:30 a.m. EST (8:30 a.m. Pacific Time) on Jan. 29 to review the Company's fourth quarter and fiscal year financial results as well as its updated guidance for 2004.

         To hear the conference call live, please call 800.901.5213, or
617.786.2962 from international points including Canada. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining ("NW Natural") and the conference passcode (73540231). A replay of the call will be available two hours after completion of the conference on Jan. 29 and until Thursday, Feb. 12. To access the recording, call 888.286.8010, and enter the conference replay passcode number 20171081.

         To hear the conference by Webcast, log on to NW Natural's corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available two hours after the conference concludes.

         NOTE: This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including governmental policy and regulatory action, the competitive environment and economic factors, as well as weather conditions. For a more complete description of these uncertainties and risk factors, see the Company's filings with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2002, and on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2003.

                                       -0-

PRESS CONTACT:                      Steve Sechrist
                                    503/226-4211 Ext. 3517

INVESTOR CONTACT:                   James Boehlke
                                    503/721-2451
                                    503/226-4211 Ext. 2451


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                          NORTHWEST NATURAL GAS COMPANY
                          Comparative Income Statement
                           (Consolidated - Unaudited)

                                                         Three Months Ended
                                                         -------------------
                                                     12/31/03           12/31/02              Increase
                                                     --------           --------             ----------

    1.Gross Operating Revenues                    $ 217,747,000      $  182,223,000       $   35,524,000
    2.Net Income                                  $  21,671,000      $   18,345,000       $    3,326,000
    3.Earnings Applicable to
         Common Stock                             $  21,671,000      $   17,832,000       $    3,839,000
    4.Average Shares of
         Common Stock
         Outstanding                                 25,888,000          25,555,000              333,000
    5.Basic Earnings Per Share
         of Common Stock                          $        0.84      $         0.70       $        0.14
    6.Diluted Earnings Per Share
         of Common Stock                          $        0.83      $         0.69       $        0.14


                                                         Twelve Months Ended
                                                         -------------------                  Increase
                                                     12/31/03           12/31/02             (Decrease)
                                                     --------           --------             ----------

    1.Gross Operating Revenues                    $ 611,256,000      $  641,376,000       $  (30,120,000)
    2.Net Income                                  $  45,991,000      $   43,792,000       $    2,199,000
    3.Earnings Applicable to
         Common Stock                             $  45,697,000      $   41,512,000       $    4,185,000
    4.Average Shares of
         Common Stock
         Outstanding                                 25,741,000          25,431,000              310,000
    5.Basic Earnings Per Share
         of Common Stock                          $        1.78      $         1.63       $         0.15
    6.Diluted Earnings Per Share
         of Common Stock                          $        1.76      $         1.62       $         0.14




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                          NORTHWEST NATURAL GAS COMPANY
                              Financial Highlights
                      (Thousands, except per share amounts)
                              Fourth Quarter - 2003

                                                            3 MONTHS ENDED                        12 MONTHS ENDED
                                                              DECEMBER 31                           DECEMBER 31
                                                          2003          2002                    2003          2002
                                                      --------------------------            -------------------------
Gross Operating Revenues                              $    217,747   $   182,223            $   611,256   $   641,376
Cost of Sales                                              126,283        99,968                323,190       353,832
                                                      --------------------------            -------------------------
Operating Margin                                            91,464        82,255                288,066       287,544
                                                      --------------------------            -------------------------
Operating Expense:
  O&M                                                       26,217        23,033                 96,420        85,120
  Other Taxes                                               10,239         8,441                 35,125        34,076
  DD&A                                                      14,189        13,457                 54,249        52,090
                                                      --------------------------            -------------------------
      Total Operating Expenses                              50,645        44,931                185,794       171,286
                                                      --------------------------            -------------------------
Operating Income                                            40,819        37,324                102,272       116,258
Other Income  (Expense)                                        615          (711)                 2,150       (14,890)
Interest Charges - Net                                       8,601         8,754                 35,099        34,132
Income Tax Expense                                          11,162         9,514                 23,332        23,444
                                                      --------------------------            -------------------------
Net Income from Operations                                  21,671        18,345                 45,991        43,792
  Preferred and Preference Dividends                             -           513                    294         2,280
                                                      --------------------------            -------------------------
Earnings Applicable to Common Stock                   $     21,671   $    17,832            $    45,697   $    41,512
                                                      ==========================            =========================
Common Shares Outstanding:
  Average for Period                                        25,888        25,555                 25,741        25,431
  End of period                                             25,938        25,586                 25,938        25,586
Earnings per Share:
  Basic                                               $       0.84   $      0.70            $      1.78   $      1.63
  Diluted                                             $       0.83   $      0.69            $      1.76   $      1.62

Dividends Paid Per Share                              $      0.325   $     0.315            $      1.27   $      1.26
Book Value Per Share - end of period                  $      19.53   $     18.88            $     19.53   $     18.88
Market Closing Price - end of period                  $      30.75   $     27.06            $     30.75   $     27.06

BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets                                         $  1,572,822   $ 1,342,791            $ 1,572,822   $ 1,342,791
  Common Stock Equity                                 $    506,519   $   483,103            $   506,519   $   483,103
  Long-term debt and redeemable preferred stock       $    500,319   $   454,195            $   500,319   $   454,195
    (including amounts due in one year)

OPERATING STATISTICS:
Total Customers-end of period                              578,150       560,067                578,150       560,067

Gas Deliveries (therms)
  Res. & Comm. Customers                                   203,719       188,826                581,890       590,629
  Industrial Firm                                           17,638        13,241                 55,314        63,215
  Industrial Interruptible                                  22,919         3,517                 47,994        26,241
  Transportation                                           105,320       120,724                414,554       445,999
                                                      -------------------------             -------------------------
Total                                                      349,596       326,308              1,099,752     1,126,084

Gas Revenues
  Res. & Comm. Customers                              $    189,876   $   162,563            $   519,323   $   543,508
  Industrial Firm                                           11,115         7,876                 33,578        42,965
  Industrial Interruptible                                  11,297         1,771                 23,661        15,937
  Transportation                                             3,252         6,153                 17,962        26,020
  Other revenues                                               129         1,576                  7,460         4,018
                                                      -------------------------             -------------------------
Total                                                 $    215,669   $   179,939            $   601,984   $   632,448

Cost of gas sold                                      $    126,262   $    99,959            $   323,128   $   353,034
Net operating revenues (utility margin)               $     89,407   $    79,980            $   278,856   $   279,414

Degree Days
  Normal (20-year average)                                   1,603         1,609                  4,206         4,216
  Actual                                                     1,496         1,508                  3,952         4,232
Colder (warmer) than normal                                     -7%           -6%                    -6%            0%
